_____________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 17, 2015
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On February 18, 2015, the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company (“Utility”) elected Anne Shen Smith to serve as a director of PG&E Corporation and the Utility, effective February 18, 2015.  Ms. Smith also has been appointed to serve as a member of the Nuclear, Operations, and Safety Committee and the Public Policy Committee of PG&E Corporation’s Board.  A copy of the related press release is attached to this report as Exhibit 99.  Non-employee directors are entitled to receive the following compensation: (1) an annual retainer of $70,000, (2) equity awards valued at $120,000, consisting of restricted stock units to be automatically awarded under the PG&E Corporation 2014 Long-Term Incentive Plan each year following the annual election of directors, (3) a per-meeting fee of $1,750 for each Board or Committee meeting attended, except that members of the Audit Committees receive a per-meeting fee of $2,750, and (4) a per-meeting fee of $1,750 for each shareholder meeting attended that is not held on the same day as a Board meeting.

PG&E Corporation’s and the Utility’s Corporate Governance Guidelines require that at least 75% of each Board be composed of independent directors, as defined in the Corporate Governance Guidelines.  The Boards of PG&E Corporation and the Utility have affirmatively determined that Ms. Smith is an independent director.  The composition of PG&E Corporation’s and the Utility’s Board of Directors currently meet the Corporate Governance Guidelines.

There are no arrangements or understandings pursuant to which Ms. Smith was selected as a director of PG&E Corporation or of the Utility.  Ms. Smith does not have any relationship or related transaction with PG&E Corporation or the Utility that would require disclosure pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K.

Approval of 2015 Awards Pursuant to the PG&E Corporation 2014 Long-Term Incentive Plan (“LTIP”)

On February 17, 2015, the Compensation Committee (the "Committee") of the PG&E Corporation Board of Directors approved the terms and total values of awards to be granted under the LTIP on March 2, 2015 (the “Grant Date”) to the officers of PG&E Corporation and the Utility, including the officers named in the table below.  (The independent members of the Boards of Directors of PG&E Corporation and the Utility approved the total value of LTIP awards for Anthony F. Earley, Jr. and Christopher P. Johns, respectively.)

The 2015 awards will consist of restricted stock units ("RSUs") and performance shares. The number of RSUs granted to each officer will be determined by dividing 40% of the officer’s total award value (as shown in the table below) by the closing price of a share of PG&E Corporation common stock on the Grant Date.  The RSUs will vest in three equal annual instalments on the first business day of March in 2016, 2017, and 2018.

The Committee approved the award of two types of performance shares:

•
Performance shares subject to financial goals based on PG&E Corporation’s total shareholder return (“TSR”) measured by stock price appreciation and dividends over the three-year performance period, as compared to the TSR of comparator companies during the same period.  These performance shares will comprise 50% of the total award value.

•	Performance shares subject to two equally weighted goals:

	◦	Safety goal based on the number of recordable incidents (as defined by the Occupational Safety and Health Administration (“OSHA”)) that result in at least one lost workday.

	◦	Customer affordability goal based on expense reductions achieved through operating and maintenance efficiency improvements as compared to actual costs incurred during 2014.

Performance shares subject to safety and customer affordability goals will comprise 10% of the total award value.

The number of each type of performance shares to be granted will be determined by dividing the proportionate amount of the total award value, based on the percentages described above, by the Grant Date fair value of each type of performance share as determined under applicable accounting rules. The Committee has established threshold, target, and maximum performance targets for each performance measure, the achievement of which will result in payout percentages of 25%, 100%, and 200% respectively. If the results fall between the threshold and target goals or between the target and maximum goals, the payout percentage for the applicable performance shares will be determined according to a payout scale.  Performance shares will vest, if at all, following the Committee’s certification of the extent to which performance goals were achieved at the end of the associated performance period.

Vested RSUs and performance shares will be settled by the issuance of a number of shares of PG&E Corporation common stock equal to the number of vested RSUs and performance shares minus a number of shares having an aggregate value equal to the applicable taxes and other amounts required to be withheld.  Each time that a cash dividend is paid on PG&E Corporation common stock, an amount equal to the cash dividend per share multiplied by the number of RSUs and performanceshares granted to the recipient will be accrued on behalf of the recipient. Accrued dividends are paid in cash at the time that the related RSUs and performance shares are settled.

The 2015 awards contain substantially the same termination, death, disability, retirement, and change in control provisions as the corresponding awards granted on March 3, 2014 under the PG&E Corporation 2006 Long-Term Incentive Plan, the predecessor to the LTIP, except that following a change in control the safety and affordability performance goals to which some vested performance shares are subject will be deemed to have been satisfied at target.

Approval of 2015 Short-Term Incentive Plan (“2015 STIP”)

On February 17, 2015, the Committee also approved the performance measures and targets for the 2015 STIP under which officers and employees of PG&E Corporation and the Utility are provided the opportunity to earn cash awards to the extent that the performance goals in the areas of employee and public safety, customer satisfaction and electric reliability, and financial performance, are met. The performance measures, targets and weightings of the 2015 STIP components are shown in the following table:

Weight	2015 STIP Performance Measures	Threshold	Target	Maximum
50%	Safety
	Nuclear Operations
	Diablo Canyon Power Plant Reliability and Safety Indicator (1)
4%	DCPP Unit 1 Score	91.2	94.2	97.2
4%	DCPP Unit 2 Score	91.2	94.2	97.2
	Electric Operations
5%	Transmission and Distribution Wires Down (2)	2,615	2,540	2,400
5%	911 Emergency Response (3)	94.1%	95.0%	96.0%
	Gas Operations
6%	Gas In-Line Inspection and Upgrade Index (4)	0.500	1.000	2.000
5%	Gas Dig-ins Reduction (5)	2.30	2.06	1.94
5%	Gas Emergency Response (6)	21.5	21.0	20.0
	Employee Safety
8%	Lost Workday Case Rate (7)	0.376	0.330	0.305
8%	Serious Preventable Motor Vehicle Incident Rate (8)	0.274	0.239	0.218
25%	Customer
15%	Customer Satisfaction Score (9)	76.7	77.2	77.7
10%	System Average Interruption Duration Index (10)	110.2	106.6	102.6
25%	Financial
25%	Earnings from Operations (11)	- -	- -	- -

(1) Diablo Canyon Power Plant (“DCPP”) Reliability and Safety Indicator—Year-end score of 12 performance indicators reported to the Institute of Nuclear Power Operations for DCCP Units 1 and 2.
(2) Transmission and Distribution Wires Down—Number of unplanned sustained outage events involving at least one downed overhead electric transmission or primary distribution conductor.
(3) 911 Emergency Response—Percentage of time that Utility personnel are on site within 60 minutes after receiving a 911 call of a potential Utility electric hazard.
(4) Gas In-Line Inspection and Upgrade Index—Index measuring the Utility’s ability to complete planned in-line inspections and pipeline retrofit projects.
(5) Gas Dig-ins Reduction—Number of third-party dig-ins to gas assets per 1,000 Underground Service Alert tickets.
(6) Gas Emergency Response—Average response time (in minutes) to an immediate response gas emergency order.
(7) Lost Workday Case Rate—Number of recordable incidents (as defined by OSHA) that result in a lost workday per 200,000 hours worked (or for approximately every 100 employees). For performance at the threshold level or higher, the final result for this measure will be increased a quarter point up to the maximum payout if there are zero serious incidents (as defined by OSHA) in 2015.
(8) Serious Preventable Motor Vehicle Incident (“SPMVI”) Rate—Number of SPMVIs occurring that the driver could have reasonably avoided, per 1 million miles driven.
(9) Customer Satisfaction Score—Overall satisfaction of customers with the products and services offered by the Utility, as measured through a quarterly survey.
(10) System Average Interruption Duration Index —Total time that the average customer is without electric power during a given time period (measured in number of minutes).
(11) Earnings from Operations—PG&E Corporation’s actual earnings from operations compared to budget.  The financial measure is not calculated in accordance with generally accepted accounting principles (“GAAP”).  Earnings from operations consists of income available for common shareholders, as calculated in accordance with GAAP, but excludes items impacting comparability which represent income or expenses that are not considered to be part of normal, ongoing core operations.

The Committee retains complete discretion to determine and pay all 2015 STIP awards to officers and non-officer employees.  This includes discretion to reduce the final score on any and all measures downward to zero. Upon recommendation of the PG&E Corporation Chief Executive Officer, the Committee may apply an individual performance modifier (0% to 150%) to an officer’s award.

The following table shows the total values of the 2015 awards under the LTIP, the 2015 STIP participation rates, and the base salaries assumed to be earned during 2015 that would be used to calculate potential STIP payments, for each of the identified officers:

Officer	Total Value of LTIP Awards	Base Salary (1)	2015 STIP Participation Rate (% of Base Salary)
Anthony F. Earley, Jr.	$ 7,500,000	$ 1,281,250	120%
Christopher P. Johns	2,800,000	795,967	80%
Kent M. Harvey	1,750,000	626,233	70%
Hyun Park	1,500,000	636,200	65%
John R. Simon	850,000	440,283	55%
Nickolas Stavropoulos	1,500,000	599,650	65%
Dinyar B. Mistry	400,000	381,433	45%

(1) Includes salary increases that will take effect on March 1, 2015. Actual payout will be determined by the total amount of base salary earned during the fiscal year.

Item 9.01.  Financial Statements and Exhibits

Exhibit 99	Press Release dated February 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: February 23, 2015	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: February 23, 2015	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

EXHIBIT INDEX

Exhibit 99	Press release dated February 23, 2015